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                                                                      EXHIBIT 21

                         SUBSIDIARIES OF THE REGISTRANT


Subsidiaries of MGC Communications, Inc. are as follows:

         MGC Lease Corporation, a Nevada Corporation formed February 5, 1998

         MGC License Corporation, a Georgia Corporation formed November 24, 1998

         MGC LJ.Net, Inc. a Nevada Corporation formed January 22, 1999.